Exhibit 10.1

EXECUTION VERSION

$16,500,000

Senior Secured Credit Agreement

Dated as of May 3, 2019

Among

LogicMark, LLC

as Borrower,

and

as Administrative Agent and Collateral Agent

-i-

-ii-

-iii-

Schedules

Schedule 1	—	Guarantors
Schedule 1.01	—	Charges and Expenses
Schedule 2.01(a)	—	Term Loan Commitments
Schedule 5.02	—	Authorizations; No Contravention
Schedule 5.03	—	Governmental Authorization; Other Consents
Schedule 5.07(b)	—	Real Property
Schedule 5.08	—	Collateral Filings and Perfection Matters
Schedule 5.09	—	Environmental Compliance
Schedule 5.10	—	Taxes
Schedule 5.14	—	Subsidiaries and Other Equity Investments
Schedule 5.17	—	Intellectual Property
Schedule 5.19	—	Material Agreements
Schedule 6.18	—	Post-Closing Obligations
Schedule 7.01	—	Existing Liens
Schedule 7.02	—	Existing Investments
Schedule 7.03	—	Surviving Indebtedness
Schedule 10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits

Exhibit A	—	Form of Prepayment Notice
Exhibit B	—	Form of Note
Exhibit C-1	—	Form of Monthly Compliance Certificate
Exhibit C-2	—	Form of Quarterly/Annual Compliance Certificate
Exhibit D	—	Form of Assignment and Assumption
Exhibit E	—	Form of Guaranty
Exhibit F	—	Form of Security Agreement
Exhibit G	—	Form of Securities Pledge Agreement
Exhibit H	—	Form of Intellectual Property Security Agreement
Exhibit I	—	Form of Officer’s Certificate
Exhibit J	—	Form of Solvency Certificate

-iv-

Senior Secured Credit Agreement

This Senior Secured Credit Agreement (this “Agreement”) is entered into as of May 3, 2019, among LogicMark, LLC, a Delaware limited liability company (“Borrower”), each financial institution from time to time party hereto as lender (each, a “Lender” and collectively, the “Lenders”), and                                          , as administrative agent for the Lenders (in such capacity, and together with its successors and assigns, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, and together with its successors and assigns, the “Collateral Agent”).

Recitals

Whereas, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Article I hereof;

Whereas, Lenders have agreed to extend a Term Loan pursuant to the terms and conditions hereof;

Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained and of the Term Loan, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Administrative Agent” has the meaning specified in the first paragraph of this Agreement or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Borrower and the Lenders.

“Affiliate” means, in respect of any Person:

(a) any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting Equity Interests or by contract or otherwise;

(b) any Person who beneficially owns or holds 10% or more of any class of shares (or, in the case of a Person that is not a corporation, 10% or more of the partnership or other Equity Interests) of such Person; or

(c) any Person, 10% or more of any class of shares (or in the case of a Person that is not a corporation, 10% or more of the partnership or other Equity Interests) of which is beneficially owned or held by such Person or a Subsidiary of such Person.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents and attorneys-in-fact of such Agents and their Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Term Loan Commitments of all the Lenders as in effect from time to time. As of the Closing Date, the amount of the Aggregate Commitments is $16,500,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate as notified to the Administrative Agent and Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon ten (10) days’ prior written notice to the Administrative Agent and Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and actual disbursements of any law firm or, other than with respect to the fees and expenses set forth in Section 10.04(a) and (b), other external legal counsel.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease, (c) in respect of any Sale Leaseback, the lesser of (i) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (ii) the fair market value of the assets subject to such transaction, and (d) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited financial statements described in Section 4.01(e)(i).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” has the meaning specified in Section 6.17.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the State of New York; provided, however, that when used in connection with determining the LIBO Rate, the term “Business Day” shall exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period and with respect to any Person, any and all expenditures made by such Person or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the consolidated financial statements of such Person and its Subsidiaries prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Person, all monetary or financial obligations of such Person and its Subsidiaries under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty; provided that any obligations that were not required to be included on the balance sheet of such Person as capital lease obligations when incurred but are subsequently re-characterized as capital lease obligations due to a change in accounting rules after the Closing Date shall for all purposes hereunder not be treated as a Capital Lease Obligation.

“Cash Equivalents” means any of the following, to the extent owned by the Loan Parties free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 365 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any domestic commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the Government of the United States, (d) securities with maturities of 365 days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (f) money market mutual or similar funds that invest substantially all of their assets in one or more type of securities satisfying the requirements of clauses (a) through (e) of this definition, or (g) Investments, classified in accordance with GAAP as Current Assets of the Loan Parties, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition.

“Casualty Event” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 51% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent; (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (i) were members of the board of directors of Parent on the Closing Date, or (ii) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (c) Parent shall cease to own 100% of the voting and economic Equity Interests of its Subsidiaries.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Fee” has the meaning specified in Section 2.05.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in any Collateral Document and all other property or assets that are required under the terms of the Loan Documents to be subject to Liens in favor of the Administrative Agent and/or the Collateral Agent for the benefit of the Secured Parties and shall include the Mortgaged Properties, if any.

“Collateral Agent” has the meaning specified in the first paragraph of this Agreement or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 or pursuant to Section 6.11 or Section 6.13 at such time, in each case duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”) jointly and severally on a senior basis by Parent, each Subsidiary of Parent (other than Borrower and, subject to Section 6.20, Fit Pay) and each Subsidiary of Borrower and each of their respective Subsidiaries, including, as of the Closing Date, those that are listed on Schedule 1 hereto (each, a “Guarantor” and, collectively, “Guarantors”);

(c) the Obligations and the Guarantees shall have been secured by a first priority security interest in (i) all the Equity Interests of the Loan Parties; provided that any Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulations Section 1.956-2(c)(2) shall be treated as voting Equity Interests for purposes of this clause (c) and (ii) all of the Equity Interests of any Subsidiary that is directly held by the Loan Parties, and, in the case of each of clauses (i) and (ii) above, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) the Obligations and the Guarantees shall have been secured by a first-priority security interest in all Indebtedness of any Loan Party that is owing to any other Loan Party, which shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Collateral Document, and the Collateral Agent shall have received all such promissory notes or certificated instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected first priority security interest (subject to Liens permitted under Section 7.01) in, and mortgages on, substantially all tangible and intangible assets of the Loan Parties (including but not limited to accounts receivable, deposit accounts, inventory, machinery and equipment, investment property, cash, Intellectual Property, other general intangibles, owned real property, intercompany Indebtedness and proceeds of the foregoing); provided, however, that (v) no security interest in fee-owned real property other than Material Owned Property shall be required, (w) no security interest in motor vehicles and other assets subject to certificates of title shall be required, (x) subject to Section 6.13, no security interests (including in respect of interests in partnerships, joint ventures and other non-Wholly-owned entities) to the extent (and for the duration) that the granting of a security interest in such asset would be prohibited by applicable law or agreements containing enforceable anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable law shall be required, (y) any security interest in Intellectual Property shall exclude any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and (z) no security interest in property created or incurred pursuant to Section 7.01(h) subject to Capital Lease or purchase money financing permitted under Section 7.03(c) to the extent (and for the duration) that the granting of a security interest in such asset would be prohibited under the agreement evidencing or otherwise governing the related Indebtedness and not overridden by the Uniform Commercial Code or other applicable law (the assets described in the foregoing clauses (v) through (z), collectively, “Excluded Property”).

(f) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(g) the Administrative Agent shall have received the Mortgages with respect to each Material Owned Property required to be delivered pursuant to this Collateral and Guarantee Requirement or Section 6.11 at such time as set forth therein (the “Mortgaged Properties”), together with:

(i) evidence that counterparts of the Mortgages with respect to the Mortgaged Properties have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices as necessary to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (subject only to Liens of the nature referred to in Section 5.07(b)) along with evidence reasonably satisfactory to the Administrative Agent that all filing and recording taxes and fees payable with respect to the Mortgages have been paid or received by the issuer of the Mortgage Policies (or, in the event that the Administrative Agent waives a Mortgage Policy for any Mortgaged Property, an escrow agent reasonably satisfactory to the Administrative Agent);

(ii) fully paid American Land Title Association Lender’s Extended Coverage (or other reasonably satisfactory coverage if such coverage is not available in the applicable jurisdiction) title insurance policies (the “Mortgage Policies”) in form and substance reasonably satisfactory to the Administrative Agent, together with such endorsements that are reasonably required by the Administrative Agent and which lenders typically receive in the jurisdiction where the Mortgaged Property is located, in an amount reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent and insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, in a customary form in the jurisdiction where the Mortgaged Property is located free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances (provided that if a survey is not available pursuant to paragraph (iii) below, such Mortgage Policies may include the standard survey exception and the Administrative Agent shall not require any endorsement that will require delivery of a survey), except Liens of the nature referred to in Section 5.07(b);

(iii) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, dated no more than ninety (90) days before the date of delivery of such surveys (or such date as the Administrative Agent agrees in its reasonable discretion), certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located, showing no material defects except Liens of the nature referred to in Section 5.07(b) and otherwise reasonably acceptable to the Administrative Agent;

(iv) satisfactory evidence of insurance required to be maintained pursuant to Section 6.07, or otherwise required by the terms of the Mortgages, in respect of Mortgaged Properties;

(v) favorable opinions of local counsel for the Loan Parties (i) in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which the Loan Parties to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) (A) evidence as to whether each Material Owned Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Collateral Agent, and (B) if such Material Owned Property is a Flood Hazard Property, (1) evidence as to whether the community in which such Material Owned Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such Material Owned Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Secured Parties; and

(vii) such consents and agreements of other third parties, such estoppel letters and other confirmations, and such other actions that, in each case, the Administrative Agent and the Collateral Agent may reasonably deem necessary in order to create valid and subsisting Liens on the property described in the Mortgages shall have been delivered or taken, in each case to the extent the same can be obtained or taken with the use of commercially reasonable efforts.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the delivery of particular documents with respect to, particular assets if and for so long as the Administrative Agent and Borrower mutually agree in their reasonable discretion that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in relation to the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the time as set forth therein for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in its discretion, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Securities Pledge Agreement, the Intellectual Property Security Agreement, the Mortgages, any collateral assignments, any security agreements, pledge agreements or other similar agreements, or any supplements to any of the foregoing, delivered to the Collateral Agent and the Lenders pursuant to the Collateral and Guarantee Requirement, Section 4.01(c) and (d), Section 6.11, or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Committee” has the meaning specified in Section 6.17.

“Communications” has the meaning specified in Section 10.02(e).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) in an aggregate amount not to exceed $250,000 in any trailing twelve month period, minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income, plus (iii) other income, plus (iv) the charges and expenses set forth on Schedule 1.01.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (a) Consolidated Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) the current portion of taxes provided for with respect to such period in accordance with GAAP, plus (d) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by Borrower or any of its Subsidiaries, in respect of the Equity Interests of Borrower or any of its Subsidiaries.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Contracts.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with any of Borrower’s Subsidiaries or that Person’s assets are acquired by Borrower or any of Borrower’s Subsidiaries, plus (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to Dispositions, plus (v) (to the extent not included in clauses (i) through (v) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Extension” means a borrowing consisting of the Term Loan made by the Lenders pursuant to Section 2.01.

“Cure Right” has the meaning specified in Section 8.05.

“Current Assets” means, at any date, all assets of Borrower which under GAAP would be classified as current assets (excluding any cash or Cash Equivalents and any intercompany accounts or assets).

“Current Liabilities” means, at any date, all liabilities of Borrower which under GAAP would be classified as current liabilities, other than current maturities of long term Indebtedness which is not then in default or otherwise due and payable (excluding any accruals pursuant to a management incentive plan).

“Debt Equivalents” means, in respect of any Person, (a) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (ii) is convertible into or exchangeable for Indebtedness or Debt Equivalents, or (iii) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date, (b) if such Person is a Subsidiary of Parent, any preferred stock of such Person which by its terms is mandatorily redeemable or redeemable at the option of the holder prior to the date which is ninety-one (91) days following the Maturity Date and (c) any Disqualified Equity Interests of such Person.

“Debt Service” means, for any period, cash interest expense of Borrower for such period plus scheduled principal amortization of all Indebtedness of Borrower for such period.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent transfer, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Term Loan plus 5.00% per annum.

“Deposit Account” means any deposit account (as such term is defined in the UCC as adopted and in effect in the State of New York), including without limitation, a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” or “Dispose” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Loan Party), in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any Loan Party. For purposes of clarification, “Disposition” shall include (x) the sale or other disposition for value of any contracts, (y) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (z) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Dollars” means lawful money of the United States.

“Eligible Assignee” means (a) any Lender, (b) any Approved Fund of any Lender, (c) any Affiliate of any Lender and (d) any other Person that is a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Loan Party or any of their respective Subsidiaries or Affiliates.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages relating to Releases of Hazardous Materials or actual or alleged violations of Environmental Laws and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, decrees or other governmental restrictions of legal effect relating to the environment, to the release of any Hazardous Materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but only to the extent such Environmental Laws are legally applicable to any Loan Party pursuant to any Environmental Law.

“Environmental Liability” means, in respect of any Person, any and all legal obligations and liabilities under Environmental Laws for any Release caused by such Person or which is discovered or uncovered during the ownership or control of any real property by such Person and which adversely impacts any Person, property or the environment whether or not caused by a breach of applicable laws (including Environmental Laws).

“Environmental Permit” means any permit, approval, hazardous waste identification number, license or other authorization issued by or submitted to a Governmental Authority required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for the most recently completed Test Period, Consolidated Adjusted EBITDA for such period, minus, without duplication:

(a) Debt Service for such period;

(b) permanent repayments of Indebtedness (so long as not already reflected in Debt Service) made with cash by Borrower during such period (it being understood that the foregoing deductions shall not duplicate deductions from Excess Cash Flow taken pursuant to Section 2.02(b)(i)); and

(c) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Test Period in excess of the amount of Net Working Capital at the end of such period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such period shall not be deducted again in a subsequent period.;

plus, without duplication, the difference, if positive, of the amount of Net Working Capital at the end of the prior Test Period in excess of the amount of Net Working Capital at the end of such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Equity Issuance” means the issuance of Equity Interests by Parent so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate Net Cash Proceeds of such issuances do not exceed (A) $5,000,000 in any Fiscal Year and (B) $15,000,000 over the term of this Agreement.

“Excluded Property” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and whether or not arising out of this Agreement), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility” means that certain Senior Secured Credit Agreement, dated as of May 24, 2018, by and among Borrower, the lenders party thereto and Sagard Holdings Manager LP, as administrative agent and collateral agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.02(b)(ii) or (iv) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement.

“Facility” means the facility provided under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning specified in Section 6.01(f).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties, as applicable, ending on December 31 of each calendar year.

“Fit Pay” means Fit Pay, Inc., a Delaware corporation.

“Fit Pay Earnout” means the cumulative amount of those certain “Earnout Payments”, as such term is defined in the Fit Pay Merger Agreement.

“Fit Pay Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 19, 2017, by and among Parent, Fit Pay, Fit Merger Sub, Inc., Michael Orlando, Giesecke & Devrient Mobile Security America, Inc., the other stockholders of Fit Pay, and Michael Orlando as the “Shareholder Representative” representing the other stockholders.

“Fit Pay Trigger Date” has the meaning specified in Section 6.20.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Adjusted EBITDA for the trailing 12 month period most recently ended minus (ii) Consolidated Capital Expenditures for such 12 month period to (b) Consolidated Fixed Charges for such 12 month period.

“Flood Hazard Property” has the meaning specified in clause (g)(vi) of the definition of “Collateral and Guarantee Requirement.”

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which Borrower is a resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any nation or government, any provincial, state, local, municipal or other political subdivision thereof, and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement” and shall be substantially in the form of Exhibit E.

“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantor Subsidiary” means each Guarantor that is a Subsidiary of Parent (other than Borrower and, subject to Section 6.20, Fit Pay) or Borrower and each of their respective Subsidiaries.

“Guarantor” and “Guarantors” have the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means, collectively, (a) the Guarantee and (b) each other guaranty and guaranty supplement delivered pursuant to the Collateral and Guarantee Requirement or Section 6.11.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “deleterious substance,” “dangerous goods,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, greenhouse gases, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than one hundred twenty (120) days after its stated due date (except for accounts payable contested in good faith), (ii) any earn-out obligation until such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, (f) all Guarantee Obligations by such Person of Indebtedness of others, (g) all Attributable Indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (j) all Debt Equivalents of such Person and (k) the Swap Termination Value under outstanding Swap Contracts at such time to which such Person is a party. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified in Section 5.17.

“Intellectual Property Security Agreement” means, collectively, (a) the Intellectual Property Security Agreement executed by the Loan Parties in the form of Exhibit H, and (b) each other Intellectual Property Security Agreement Supplement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 6.11.

“Intellectual Property Security Agreement Supplement” has the meaning specified in Section 6.11.

“Interest Payment Date” means, the first Business Day of each calendar month commencing on the first such date to occur after the Closing Date.

“Interest Period” means, (a) initially, the period beginning on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Closing Date occurs and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (i) the last day of such calendar month and (ii) the Maturity Date.

“Investment” in any Person, means (a) any direct or indirect purchase or other acquisition by a Loan Party of, or of a beneficial interest in, any of the Equity Interests of such Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Parent from any Person, of any Equity Interests of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any Lender that may be a party to this Agreement from time to time and, in the case of each such Lender, including their respective successors and assigns as permitted hereunder (each of which is referred to herein as a “Lender”).

“Leverage Ratio” means the ratio as of the last day of any calendar month of (a)(i) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the trailing twelve month period ending on such date.

“LIBO Rate” shall mean, for any day, the one-month fluctuating rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBO Rate) calculated on a three hundred and sixty (360) day calendar year for deposits in United States Dollars as calculated by Intercontinental Exchange (ICE) Benchmark Administration Limited (“ICE”) (or any successor thereto) as of 11:00 a.m., Austin, Texas time, three (3) Business Days prior to such date with a term of one (1) month commencing that day. If such rate shall cease to be calculated by ICE (or any successor thereto) or if the Administrative Agent determines in good faith that the rate calculated by ICE no longer accurately reflects the rate available to the Administrative Agent in the London interbank market, the LIBO Rate shall be determined by the Administrative Agent to be the offered rate as announced by a recognized commercial service as representing the average LIBO rate for deposits in United States Dollars (for delivery on such day) as of 11:00 a.m., Austin, Texas time, three (3) Business Days prior to such date with a term of one (1) month commencing that day. If the rates referenced in the two preceding sentences are not available, LIBO will be determined by an alternate method reasonably selected by the Administrative Agent. LIBO shall be adjusted from time to time in the Administrative Agent’s sole discretion for then applicable reserve requirements, deposit insurance assessment rates, marginal emergency, supplemental, special and other reserve percentages, and other regulatory costs. Notwithstanding the foregoing, in no event shall the LIBO Rate be less than 2.00% per annum.

“Lien” means any assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement (including Capital Leases but excluding operating leases) or any other security interest whatsoever, howsoever created or arising, whether fixed or floating, legal or equitable, perfected or not, but specifically excludes any legal, contractual or equitable right of set-off.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) any Guarantee, (e) any agency fee letter entered into between Borrower and the Administrative Agent in connection with the Facility, and (f) all other instruments and documents executed and delivered from time to time by or on behalf of any Loan Party in connection herewith or therewith.

“Loan Parties” means, collectively, (a) Parent, (b) Borrower and (c) each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) a significant portion of the industry or business segment in which Borrower or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole; (c) the ability of any Loan Party to fully and timely perform its Obligations; (d) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party; or (e) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Agreements” means, collectively, (a) the agreements which are listed in Schedule 5.19 and (b) all other agreements to which any Loan Party or any of its properties are bound, from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect.

“Material Owned Property” means (a) the real properties owned by any Loan Party listed on Schedule 5.07(b) and (b) any other real property owned by any Loan Party with a fair market value in excess of $500,000.

“Maturity Date” shall mean May 3, 2022.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means collectively, the deeds of trust, trust deeds, deeds to secure debt and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered pursuant to Section 4.01(d) (if applicable), Section 6.11 or Section 6.13, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Policies” has the meaning specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable calendar month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by any Loan Party or any Extraordinary Receipts the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Extraordinary Receipts (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Extraordinary Receipts, any insurance proceeds or condemnation awards in respect of such Extraordinary Receipts actually received by or paid to or for the account of any Loan Party) over (ii) (A) the reasonable out-of-pocket expenses actually incurred and paid by any Loan Party in connection with such Disposition or Extraordinary Receipts (including, reasonable attorney’s, accountant’s and other similar professional advisor’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant, and other customary fees) to third parties (other than the Loan Parties or any of their Affiliates) and (B) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith with respect to the current tax year as a result of any gain recognized in connection therewith by such Person or any of the direct or indirect stockholders thereof and attributable to such Disposition or Extraordinary Receipts; provided that, if the amount of any estimated taxes pursuant to this subclause (B) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to any Equity Issuance or the incurrence or issuance of any Indebtedness by the Loan Parties not permitted under Section 7.03, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), incurred by such Loan Party in connection with such incurrence or issuance to third parties (other than the Loan Parties or any of their Affiliates).

“Net Working Capital” means, at any time, Current Assets at such time minus Current Liabilities at such time.

“Non-Consenting Lender” shall have the meaning set forth in Section 2.11.

“Note” means a promissory note of Borrower payable to a Lender or its permitted assigns, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of Borrower to such Lender resulting from the Term Loan made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to the Term Loan entered into with a Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including Guarantee Obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including, without limitation, the Upfront Fee), premiums (including, without limitation, any Prepayment Premium), Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Observer” has the meaning specified in Section 6.17.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, on any date, the outstanding principal amount of the Term Loan, after giving effect to any borrowings, accretion of debt, and/or prepayments or repayments of the Term Loan occurring on such date.

“Parent” means NXT-ID, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the past five (5) years.

“Permitted Cure Equity” means Qualified Equity Interests of Parent that are issued in connection with Parent’s exercise of a Cure Right pursuant to Section 8.05.

“Permitted Indebtedness” has the meaning specified in Section 7.03.

“Permitted Liens” means Liens permitted to be incurred pursuant to Section 7.01.

“PERS” means a “personal emergency response system”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Date” has the meaning specified in Section 2.02(a)(i).

“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit A.

“Prepayment Premium” has the meaning specified in Section 2.02(c).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loan Commitments of such Lender under the Facility at such time and the denominator of which is the amount of the Aggregate Commitments under the Facility at such time; provided that if any Term Loan Commitment has been terminated, then the Pro Rata Share of each Lender shall be determined based on the outstanding principal amount of the Term Loan held by such Lender divided by the aggregate principal amount of the outstanding Term Loan held by all Lenders.

“Projections” has the meaning specified in Section 4.01(e).

“Promissory Note” means that certain Promissory Note, dated as of May 19, 2017, made by Parent in favor of Michael Orlando, with a face amount of $851,841.89.

“Qualified Cash” means, as of any date of determination, (a) for the first 15 days after the Closing Date (or such later period that may be extended in the Collateral Agent’s sole discretion), the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of the Loan Parties in the United States as of such date, and (b) thereafter, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of the Loan Parties in the United States as of such date, which deposit accounts are subject to Control Agreements (as defined in the Security Agreement).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Reference Rate” means for any day, the rate per annum equal to the greater of: (a) the rate of interest published from time to time in the “Money Rates” section of The Wall Street Journal as the U.S. Prime Rate for such day (or, if such source is not available, such alternate source as determined by the Administrative Agent) and (b) the sum of (i) the Federal Funds Rate plus (ii) 1.25%.

“Register” has the meaning specified in Section 10.07(c).

“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any Hazardous Material in or into the environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Hazardous Material), or out of any vessel or facility, including the movement of any Hazardous Material through the air, soil, subsoil, surface, water, ground water, rock formation or otherwise.

“Replacement Lender” shall have the meaning set forth in Section 2.11.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, one or more Lenders having more than 50% of the Total Facility Exposure held by all Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or, except for purposes of Sections 6.03 or 6.04, any other similar officer or a Person performing similar functions of a Loan Party (and, as to any document delivered on the Closing Date, to the extent acceptable to the Administrative Agent in its sole discretion or required by the terms of this Agreement, any secretary or assistant secretary of a Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (x) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (including pursuant to any management incentive plan), or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof) and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase and (y) any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

“Retained ECF” means all Excess Cash Flow amounts that are not required to prepay the Term Loan pursuant to Section 2.02(b)(i).

“S&P” means Standard & Poor’s Ratings Services LLC, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Pledge Agreement” means, collectively, (a) the Securities Pledge Agreement executed by certain Loan Parties substantially in the form of Exhibit G and (b) each Securities Pledge Agreement Supplement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 6.11.

“Securities Pledge Agreement Supplement” has the meaning specified in Section 6.11.

“Security Agreement” means, collectively, (a) the Security Agreement executed by the Loan Parties substantially in the form of Exhibit F and (b) each Security Agreement Supplement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 6.11.

“Security Agreement Supplement” has the meaning specified in Section 6.11.

“Series C Designation” means Parent’s certain Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock, as was filed with the Secretary of State of the State of Delaware on May 23, 2017.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Loan Parties as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Subsidiary” of a Person means:

(a) a corporation of which another person alone or in conjunction with its other Subsidiaries owns an aggregate number of voting Equity Interests sufficient to enable the election of a majority of the directors regardless of the manner in which other voting Equity Interests are voted;

(b) a corporation of which another person alone or in conjunction with its other Subsidiaries has, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the directors or otherwise exercise control over the management and policies of such corporation;

(c) any partnership of which at least a majority of the outstanding income or capital interests and/or at least a majority of the voting interests of such partnership or, in the case of a limited partnership, any general partner thereof, are owned by a person alone or in conjunction with its other Subsidiaries; and

(d) any trust or other person of which at least a majority of the outstanding beneficial or ownership interests (however designated) are owned by a person alone or in conjunction with its other Subsidiaries.

“Surviving Indebtedness” means any Indebtedness of Parent or any of its Subsidiaries outstanding immediately before and after giving effect to the Transaction as specified on Schedule 7.03.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the applicable counterparty in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including any Sale Leaseback), in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, stamp taxes, withholdings or other charges imposed by any Governmental Authority (including additions to tax, penalties and interest with respect thereto).

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” has the meaning specified in Section 2.01. As of the Closing Date the aggregate amount of Term Loan Commitments is $16,500,000.

“Termination Date” has the meaning specified in Section 9.11(a).

“Test Period” means, at any date of determination, with respect to any measurement of Excess Cash Flow, the most recently completed Fiscal Quarter for which financial statements were delivered pursuant to Section 6.01(b).

“Threshold Amount” means $250,000.

“Total Facility Exposure” means, as of any date of determination, the sum of (a) Total Outstandings as of such date and (b) the then unfunded Term Loan Commitments (if any).

“Total Outstandings” means, as of any date of determination, the then aggregate Outstanding Amount of the Term Loan.

“Trade Announcement” has the meaning specified in Section 10.08.

“Transaction” means, collectively, (a) extension of the Term Loan Commitments under this Agreement and the funding of the Term Loan on the Closing Date, (b) the consummation of any other transactions in connection with the foregoing and (c) the payment of the fees and expenses, including prepayment premiums, incurred in connection with any of the foregoing.

“Unaudited Financial Statements” means the unaudited financial statements described in Section 4.01(e)(ii) and (e)(iii).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“VAMC” means The Veterans Health Administration Medical Centers.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.02(d).

“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms.

(f) References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Administrative Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (ii) Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of any applicable ratios, baskets and other requirements hereunder before and after giving effect to such Accounting Change. Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Where reference is made to a Person “and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries other than Subsidiaries.

(c) Where reference is made to consolidating financial statements of Parent and its Subsidiaries, for the avoidance of doubt, such financial statements shall include standalone financial statements of the Borrower, Parent, and each other Subsidiary of Parent (other than Fit Pay unless Fit Pay has become a Guarantor pursuant to Section 6.20).

(d) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Term Loan Commitments and Credit Extension

Section 2.01 The Term Loan. (a) Subject to the terms and conditions set forth herein, on the Closing Date, each Lender agrees to make a term loan (the “Term Loan”) in an aggregate principal amount not to exceed the Term Loan Commitment set forth opposite such Lender’s name in Schedule 2.01(a) (such amount being referred to herein as such Lender’s “Term Loan Commitment”). The Term Loan Commitment of each Lender shall be automatically and permanently reduced by the principal amount of each Term Loan made by such Lender on the Closing Date.

(b) Amounts borrowed under this Section 2.01 and repaid or prepaid may not be re-borrowed.

(c) Subject to the scheduled payments required pursuant to Section 2.03, all the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon, and any fees and other amounts payable hereunder, shall be due and payable on the earlier of (i) the Maturity Date and (ii) the date of the acceleration of the Term Loan pursuant to Section 8.02.

Section 2.02 Prepayments.

(a) Optional Prepayments. (i) Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time, voluntarily prepay, in whole or in part (in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount for each partial prepayment) the outstanding principal amount of the Term Loan on any Business Day (the “Prepayment Date”) for an amount equal to the portion of the Term Loan being prepaid on such Prepayment Date, plus any accrued but unpaid interest on the aggregate principal amount of the portion of the Term Loan being prepaid, plus any applicable Prepayment Premium.

(ii) Any Prepayment Notice must be received by the Administrative Agent not later than 12:00 noon (Austin, Texas time) three (3) Business Days prior to any Prepayment Date and shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the Term Loan pursuant to this Section 2.02(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(iii) No partial prepayment shall be made under this Section 2.02(a) in connection with any event described in Section 2.02(b).

(b) Mandatory Prepayments.

(i) Excess Cash Flow. On the first Business Day of the calendar month immediately following delivery to the Administrative Agent of the financial statements for each Test Period pursuant to Section 6.01(b), commencing with the delivery to the Administrative Agent of the financial statements for the Fiscal Quarter ending September 30, 2019 or, if such financial statements are not delivered to the Administrative Agent on the date such statements are required to be delivered pursuant to Section 6.01(b), on the date such statements are required to be delivered to the Administrative Agent pursuant to Section 6.01(b), Borrower shall prepay the outstanding principal amount of the Term Loan in accordance with Section 2.02(d) in an amount equal to 50% of the Excess Cash Flow of Borrower and its Subsidiaries for such Test Period.

(ii) Dispositions. No later than the fifth Business Day following the date any Loan Party receives Net Cash Proceeds from the Disposition of any property (excluding Dispositions permitted pursuant to Section 7.05 (other than pursuant to Section 7.05(f)) and Section 7.05(g)), Borrower shall prepay the Term Loan as set forth in Section 2.02(d) in an aggregate amount equal to 100% of all such Net Cash Proceeds realized or received in connection with such Disposition. For the avoidance of doubt, any prepayment made pursuant to this Section 2.02(b)(ii) as a result of a Disposition shall not be deemed to be a consent to any such Disposition or a cure or waiver of any Event of Default which occurs in connection with such Disposition, it being understood that such Event of Default may only be waived with the express consent of Required Lenders.

(iii) Extraordinary Receipts. No later than the fifth Business Day following the date any Loan Party receives Net Cash Proceeds from any Extraordinary Receipts, Borrower shall prepay the Term Loan as set forth in Section 2.02(d) in an aggregate amount equal to 100% of all such Net Cash Proceeds realized or received in connection with such Extraordinary Receipts; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, instead of prepaying the Term Loan therewith, to invest such Net Cash Proceeds resulting from a Casualty Event in an aggregate amount not to exceed $250,000 in any Fiscal Year within one hundred eighty (180) days of receipt thereof in productive assets of the general type used in the business of Borrower, which investment may include the repair, restoration or replacement of the applicable assets thereof. If Borrower elects to invest such Net Cash Proceeds resulting from a Casualty Event pursuant to the proviso above, Borrower shall provide notice of such election to the Administrative Agent at or prior to such time as prepayment would otherwise be due.

(iv) Indebtedness and Equity Issuances. On the date of receipt by any Loan Party from the incurrence or issuance of any Indebtedness (including Debt Equivalents) not expressly permitted to be incurred or issued pursuant to Section 7.03 or upon any Equity Issuance (other than any Excluded Equity Issuances), Borrower shall prepay the Term Loan as set forth in Section 2.02(d) in an aggregate amount equal to 100% of all such Net Cash Proceeds received therefrom. For the avoidance of doubt, the provisions of this Section 2.02(b)(iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(v) Cure Right. Immediately upon receipt by Borrower of the proceeds of any Permitted Cure Equity pursuant to Section 8.05, Borrower shall prepay the Term Loan as set forth in Section 2.02(d) in an aggregate amount equal to 100% of all such proceeds received therefrom.

(c) Call Protection. If Borrower prepays (or is deemed to pay in the case of an acceleration of the Term Loan), for any reason (including, but not limited to, any optional or mandatory payment after the occurrence of an Event of Default or after acceleration of the Term Loan including in connection with the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws), all or any part of the principal balance of Term Loan pursuant to Section 2.02(a) or makes a mandatory prepayment of all or any part of the principal balance of the Term Loan pursuant to Sections 2.02(b)(ii), (iii), (iv) or (v), Borrower shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment a prepayment premium (the “Prepayment Premium”) on the amount so prepaid as follows (i) if the prepayment occurs on or prior to the first anniversary of the Closing Date, 7.0% of the amount so prepaid, (ii) if the prepayment occurs on the date immediately following the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 5.0% of the amount so prepaid and (iii) thereafter, 0% of the amount so prepaid. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Prepayment Premium determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable (i) in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or this Agreement or the Notes evidencing the Obligations) in any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION including in connection with any voluntary or involuntary acceleration of the obligations PURSUANT to any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws or pursuant to a plan of reorganization. Borrower expressly agrees that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loan.

(d) Application of Prepayments by Type of Loans. Each voluntary and mandatory prepayment of the Term Loan pursuant to Section 2.02(a) and Section 2.02(b) shall be applied as follows:

first, to the payment of all fees, and all expenses specified in Section 10.04, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, except in the case of a prepayment pursuant to Sections 2.02(b)(i) and (iii), to the payment of the Prepayment Premium, if any, on the Term Loan; and

fifth, to prepay the Term Loan on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) in the inverse order of maturity.

Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of the Term Loan required to be made pursuant Section 2.02(b) pursuant to a Prepayment Notice. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of Borrower’s Prepayment Notice and of such Lender’s Pro Rata Share of the prepayment. Anything contained herein to the contrary notwithstanding, in the event that Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loan pursuant to Section 2.02(b), each Lender may exercise the option to refuse such mandatory prepayment by giving written notice to Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the required prepayment date (it being understood that any Lender that does not notify Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the required prepayment date shall be deemed to have elected, as of such date, not to exercise such option). On the required prepayment date, Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loan of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.02(d)) and (ii) to the extent of any excess, to Borrower for working capital and general corporate purposes

(e) Interest. All prepayments under this Section 2.02 shall be accompanied by all accrued interest thereon.

Section 2.03 Repayment of Loans. The Term Loan shall be repayable in consecutive monthly installments, each of which shall be in an amount equal to $            , each such installment to be due and payable, in arrears, on the first Business Day of each calendar month, commencing on the first Business Day of the first full calendar month after the Closing Date and ending on the Maturity Date. The remaining outstanding unpaid principal amount of the Term Loan and all accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the date of the acceleration of the Term Loan in accordance with the terms hereof and (ii) the Maturity Date.

Section 2.04 Interest. (a) Subject to the provisions of Section 2.04(b), the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period in an amount equal to the LIBO Rate plus 11.00% per annum payable in cash.

(b) Commencing upon the occurrence and during the continuance of any Event of Default, Borrower shall pay interest on (i) the principal amount of the Term Loan and (ii) to the extent then due and payable all other outstanding Obligations hereunder, in each case under clauses (i) and (ii) at a fluctuating interest rate per annum at all times equal to the interest rate set forth in Section 2.04(a) plus, the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand.

(c) Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after any judgment.

Section 2.05 Fees.

(a) Closing Fee. On or prior to the Closing Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, a nonrefundable closing fee (the “Closing Fee”) equal to $            , which shall be deemed fully earned when paid (it being understood and agreed that the Closing Fee will be net funded from the Term Loan on the Closing Date).

(b) Administrative Fee. From and after the Closing Date and until the Termination Date, Borrower shall pay to the Administrative Agent a non-refundable administrative fee (the “Administrative Fee”) equal to $      each calendar month, which shall be deemed fully earned when paid and which shall be payable on the Closing Date (payable ratably based on the number of days remaining in the calendar month in which the Closing Date occurs) and monthly in advance thereafter on the first Business Day of each calendar month commencing with the first calendar month after the Closing Date.

(c) Exit Fee. Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an exit fee (the “Exit Fee”) in an amount equal to $            , which shall be deemed fully earned on the Closing Date and shall be due and payable on the earlier of (i) the Termination Date and (ii) the Maturity Date.

Section 2.06 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on the Term Loan for the day on which the Term Loan is made, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.07 Evidence of Indebtedness. (a) The Credit Extension made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extension made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Pro Rata Share of the Term Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Pro Rata Share of the Term Loan and payments with respect thereto.

(b) Entries made in good faith by each Lender in its account or accounts pursuant to Section 2.07(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrower to such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of Borrower under this Agreement and the other Loan Documents.

Section 2.08 Payments Generally. (a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. (Austin, Texas time) on the date specified herein with contemporaneous confirmation by Borrower to the Administrative Agent via e-mail that such wire transfer of funds has been initiated. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (Austin, Texas time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of the Term Loan to be made in the next succeeding Fiscal Quarter, such payment shall be made on the immediately preceding Business Day.

(c) [Reserved].

(d) [Reserved].

(e) The obligations of the Lenders hereunder to fund their portion of the Term Loan are several and not joint. The failure of any Lender to fund its portion of the Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to fund its portion of the Term Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Term Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in the applicable provisions of Section 2.02(d) or Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of the Term Loan at such time, in repayment or prepayment of such of the outstanding Term Loan or other Obligations then owing to such Lender.

Section 2.09 Sharing of Payments. If, other than as expressly provided elsewhere herein (including, without limitation, in Section 10.07), any Lender shall obtain on account of its Pro Rata Share of the Term Loan made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall promptly (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Pro Rata Share of the Term Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of the Term Loan or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 2.09 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.10 LIBO Not Determinable, Impracticability or Illegality. If on or before the day on which the LIBO Rate is to be determined the Administrative Agent determines in good faith or, with respect to the following clauses (ii) and (iii), the Required Lenders advise the Administrative Agent, that, (i) the LIBO Rate cannot be determined for any reason (including, without limitation, because the Administrative Agent determines that either inadequate or insufficient quotations of the London interbank offered rate exist or the use of “LIBOR” has been discontinued, (ii) the LIBO Rate will not adequately and fairly reflect the cost of maintaining the Term Loan or (iii) Dollar deposits in the principal amount of the Term Loan are not available in the London interbank market, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to Borrower and the Lenders. Upon any such determination or the occurrence and continuance of an Event of Default, the LIBO Rate shall be converted into the Reference Rate at the end of the then current Interest Period and the Term Loan shall at all times thereafter bear interest at the Reference Rate plus 9.25% per annum plus, if applicable, the Default Rate until the Administrative Agent (or the Required Lenders, as applicable) determine that the circumstances set forth in clauses (i) through (iii) above cease to exist (or, solely in the case of an Event of Default, such Event of Default has been cured or waived in accordance with this Agreement). Each determination by the Administrative Agent and Required Lenders hereunder shall be conclusive and binding absent manifest error.

Section 2.11 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01(a) or (b), the consent of Administrative Agent and Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to such Non-Consenting Lender, Administrative Agent may, by giving written notice to Borrower and any Non-Consenting Lender of its election to do so, elect to cause such Non-Consenting Lender (and such Non-Consenting Lender hereby irrevocably agrees) to assign its outstanding Term Loan in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.07 and such Non-Consenting Lender shall pay any fees payable thereunder in connection with such assignment; provided, (i) on the date of such assignment, the Replacement Lender shall pay to the Non-Consenting Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all of the outstanding Term Loan of the Non-Consenting Lender, plus any Prepayment Premium, to the extent applicable; and (ii) each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Non-Consenting Lender, such Non-Consenting Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Non-Consenting Lender to indemnification hereunder shall survive as to such Non-Consenting Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor accompanied by an explanation in reasonable detail, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02 Illegality. (a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund its portion of the Term Loan (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Term Loan Commitment shall be suspended until such time as such Lender may again make and maintain its portion of the Term Loan hereunder and (b) if such Law shall so mandate, the Term Loan held by such Lender shall be prepaid by Borrower on or before such date as shall be mandated by such Law in an amount equal to 100% of the aggregate principal amount of the Term Loan held by such Lender, plus any accrued but unpaid interest on the aggregate principal amount of the Term Loan being prepaid.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate Borrower to make any payment of interest with respect to the Facility or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Lender of interest with respect to its Term Loan and Term Loan Commitments at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rate of interest required to be paid to the Administrative Agent or the affected Lender under Section 2.04; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Lender which would constitute interest with respect to the Term Loan or Term Loan Commitments for purposes of any applicable law.

Section 3.03 Increased Cost and Reduced Return; Capital Adequacy. (a) If any Lender reasonably determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law with which such Lender or any lending office of such Lender, if any, is required to comply, in each case, after the date hereof, there shall be any increase in the cost to such Lender agreeing to make, making or maintaining the Term Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) Other Connection Taxes), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.04), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding (i) capital adequacy or any change therein or in the interpretation thereof or (ii) liquidity requirement, or in each case any change therein or in the interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender, or any corporation controlling such Lender, to a level below that which such Lender, or the corporation controlling such Lender, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.04), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(d) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for its Term Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.03(d) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 3.03(a), (b) or (c).

(e) As of the Closing Date, each Lender to its knowledge, is unaware of any Change in Law that would cause increased costs, reduced return, or adjustment of capital adequacy as contemplated by this Section 3.03.

Section 3.04 Matters Applicable to All Requests for Compensation. The Administrative Agent or any Lender claiming compensation under this Article III shall deliver a certificate to Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, the Administrative Agent or such Lender, as the case may be, may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02 or Section 3.03, Borrower shall not be required to compensate such Lender for any amount incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.05 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Term Loan Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent

Section 4.01 Conditions to the Closing Date. The obligation of each Lender to make the Term Loan hereunder is subject to satisfaction or waiver in writing by the Lenders of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the other Loan Documents by each Loan Party, Agent and Lender, as applicable;

(ii) an original Note executed by Borrower in favor of each Lender that has requested in writing a Note;

(iii) such certificates (including a certificate substantially in the form of Exhibit I) of resolutions or other corporate action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv) an opinion by Robinson Brog Leinwand Greene Genovese & Gluck, P.C., counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(v) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Closing Date before and after giving effect to the Transaction, from the chief financial officer of Parent in substantially the form of Exhibit J hereto;

(vi) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties together with evidence that, upon satisfaction of the conditions precedent contained in any applicable payoff letters, all existing Liens (other than Permitted Liens) will be terminated and released and all actions required to terminate and release such Liens have been satisfactorily taken or will be capable of being satisfactorily undertaken substantially simultaneously with the closing of the Transaction; and

(vii) (A) Organization Documents of each Loan Party and (B) good standing certificates or certificates of status, as applicable, as of a date reasonably proximate to the Closing Date, from (1) the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, and (2) the jurisdictions where the failure of a Loan Party to be qualified and in good standing could reasonably be expected to have a Material Adverse Effect and, where available, bring down certificates, for each Loan Party.

(b) As of the Closing Date, after giving effect to the Transaction, the Loan Parties will have no Indebtedness other than the Facility and any Surviving Indebtedness specified on Schedule 7.03. All amounts due or outstanding in respect of the Existing Credit Facility and any other Indebtedness other than the Facility and any Surviving Indebtedness specified on Schedule 7.03 shall have been repaid in full, all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all security therefor (if any) released, together with all fees and other amounts owing thereon, or documentation in form and substance reasonably satisfactory to the Administrative Agent to effect such release upon such repayment and termination shall have been delivered to the Administrative Agent.

(c) In order to create in favor of Collateral Agent, for the benefit of the Lenders, a valid, perfected first priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Loan Party of their obligations under the Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, deposit account control agreements and any agreements governing securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Loan Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.03(h)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(d) The Administrative Agent shall have received the Mortgages (including all leasehold Mortgages) with respect to each Material Owned Property, together with all additional documentation required to be delivered pursuant to clause (g) of the definition of “Collateral and Guarantee Requirement”.

(e) The Administrative Agent shall have received (i) the audited consolidated balance sheets and related statements of income (if any) and Shareholders’ Equity of Parent and its Subsidiaries and unaudited consolidating balance sheets and related statements of income (if any) for the Fiscal Year of Parent ended December 31, 2017, (ii) unaudited consolidated and consolidating balance sheets and related statements of income (if any) of Parent and its Subsidiaries for each subsequent fiscal quarter after December 31, 2017 ended at least forty-five (45) days before the Closing Date, (iii) unaudited consolidated and consolidating balance sheets and related statements of income (if any) of Parent and its Subsidiaries for each calendar month ended at least thirty-one (31) days before the Closing Date, (iv) a plan with respect to Borrower’s Capital Expenditures during the term of this Agreement and (v) forecasts prepared by management of Parent of consolidated and consolidating balance sheets and income statements of Parent and its Subsidiaries on a monthly basis for Fiscal Year 2019 and on a quarterly basis for Fiscal Year 2020, 2021 and Fiscal Year 202 (“Projections”), in each case, in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP as in effect at the time of such preparation.

(f) The Administrative Agent and the Lenders shall have completed, to their satisfaction, all legal, tax, environmental, management and background checks, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Loan Parties (which shall include a review of all Material Agreements with the Loan Parties’ customers and suppliers), in each case, in scope and determination satisfactory to the Administrative Agent in its sole discretion. The Administrative Agent shall have received a quality of earnings report from a Person who is not an Affiliate of the Borrower, in form and substance satisfactory to the Administrative Agent.

(g) Payment by Borrower of all accrued costs, fees and expenses (including applicable Attorney Costs and the reasonable and documented out-of-pocket fees and expenses of any other advisors) and any other compensation due and payable to the Administrative Agent and Lenders on the Closing Date shall have been received.

(h) The Administrative Agent shall have received reasonably satisfactory evidence of insurance required to be maintained pursuant to Section 6.07 and the Collateral Agent shall be named as an additional loss payee and additional insured, as applicable, thereunder.

(i) The Lenders shall have received on or prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and customary management background checks, in order to allow the Lenders to comply therewith, in each case, to the extent requested at least five (5) Business Days prior to the Closing Date.

(j) The Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower certifying as to Sections 4.01(k), (l) and (m) in substantially the form of Exhibit I.

(k) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(l) No Default or Event of Default shall exist.

(m) There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before an arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(n) The Administrative Agent shall have received satisfactory evidence that Consolidated Adjusted EBITDA for the trailing 12 month period most recently ended is not less than $5,500,000 with adjustments satisfactory to the Administrative Agent.

ARTICLE V

Representations and Warranties

Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except, with respect to the foregoing clauses (c), (d) and (e), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) except as set forth on Schedule 5.02, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (z) any Material Agreement, or (iii) violate any material applicable Law.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Collateral Agent, the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which are set forth on Schedule 5.03 or have been duly obtained, taken, given or made and are in full force and effect, (iii) for those filings required by the Exchange Act and (iv) such approvals, consents, exemptions, authorizations, actions, notices and filings the failure to obtain or make would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements and Unaudited Financial Statements (A) fairly present in all material respects the financial condition of Parent as of the dates thereof and Parent’s results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except, in the case of the Unaudited Financial Statements, changes resulting from customary year-end adjustments consistent with past practice and the absence of footnotes and (B) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties as of the date hereof that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for such Indebtedness and other liabilities incurred since the date of the Unaudited Financial Statements in the ordinary course of business.

(b) Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Projections furnished to the Administrative Agent prior to the Closing Date are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.

(d) (i) The audited consolidated financial statements of the Loan Parties most recently delivered pursuant to Section 6.01(c) and (ii) the unaudited consolidated and consolidating financial statements of the Loan Parties most recently delivered pursuant to Section 6.01(a) and (b), and the related consolidated and consolidating statements of income (if any) or operations and Shareholders’ Equity for such periods (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of unaudited financial statements, to the absence of footnotes and to customary year-end adjustments consistent with past practice.

(e) The consolidated forecasted monthly expenses, balance sheets and statements of income (if any) the Loan Parties delivered to the Lenders pursuant to Section 6.01(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or its Subsidiaries, including any Environmental Action, pending or to the knowledge of the Loan Parties, threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

Section 5.07 Ownership of Property; Liens. (a) Each Loan Party and its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for the Liens and security interests created or permitted under the Loan Documents including, any Liens permitted under Section 7.01.

(b) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property used in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing, as of the date hereof, the street address, state and any other relevant jurisdiction, record owner and fair market value. Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary is the tenant, showing as of the date hereof the street address, state and any other relevant jurisdiction, parties thereto, sublessee (if any), expiration date and annual base rental cost thereof.

(c) Except for the properties set forth on Schedule 5.07(b), as of the Closing Date, no Loan Party or any of its Subsidiaries owns any Material Owned Property.

Section 5.08 Perfection of Security Interests. Upon the making of the filings and taking of the other actions set forth on Schedule 5.08, all filings and other actions necessary to perfect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and having priority over all other Liens on the Collateral except in the case of (a) non-consensual Liens permitted under Section 7.01, to the extent any such Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable Law, and (b) Liens not required to be perfected by control or possession pursuant to the Collateral and Guarantee Requirement to the extent that all filings and other actions necessary or desirable to perfect such security interest have been duly taken.

Section 5.09 Environmental Compliance. Except as set forth on Schedule 5.09:

(a) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (i) to the knowledge of the Loan Parties, form the basis of an Environmental Action against any Loan Party or any Subsidiary or any of their properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, which, in each case, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(b) (i) None of the properties currently or, to the knowledge of the Loan Parties, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or, to such Loan Party’s or each of its Subsidiaries’ knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no, and, to the knowledge of the Loan Parties, never have been, any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries other than in compliance with applicable Environmental Laws; (iii) other than in compliance with applicable Environmental Laws, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or any of its Subsidiaries on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries other than in material compliance with applicable Environmental Laws.

(c) (i) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported by or on behalf of any Loan Party or any of its Subsidiaries to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d) The Loan Parties have obtained all material Environmental Permits required for ownership and operation of their property and business as presently conducted. No Loan Party has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (i) any work, repairs, construction or Capital Expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (ii) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.

(e) Except as would not reasonably be expected to result in a material liability, no Loan Party nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f) Nothing contained in this Section 5.09 is intended to apply to any action, suit, investigation, litigation or proceeding (including any Environmental Action) relating to exposure to asbestos, in any form, or any asbestos containing materials.

Section 5.10 Taxes. (a) Each of the Loan Parties has timely filed all income and all other material tax returns and reports required to be filed, and has timely paid all Taxes (whether or not shown on such tax returns or reports) and all other amounts of federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are set forth on Schedule 5.10 or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(b) Except as set forth on Schedule 5.10 or as would not, individually or in the aggregate, be reasonably likely to result in any material liability, (i) there are no claims being asserted in writing with respect to any amounts of taxes, (ii) there are no presently effective waivers or extensions of statutes in writing with respect to any amounts of taxes, and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Loan Parties.

(c) No Loan Party is party to any tax sharing agreement other than with an affiliate included in a consolidated or combined tax return, provided that any such tax sharing agreement shall be subject to the restrictions in Section 7.08.

Section 5.11 Compliance with ERISA. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, except as is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) none of the Loan Parties or any of their Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) none of the Loan Parties or any of their Subsidiaries or any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12 Labor Matters. There are no strikes pending or to the knowledge of the Loan Parties, threatened against the Loan Parties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Loan Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All material payments due from the Loan Parties or for which any claim may be made against the Loan Parties, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties to the extent required by GAAP. The consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Loan Parties.

Section 5.13 Insurance. The properties of the Loan Parties and their Subsidiaries are insured in the manner contemplated by Section 6.07.

Section 5.14 Subsidiaries; Equity Interests. As of the date hereof and the date of delivery of any supplemental Schedules pursuant to Section 6.02(c) and Section 6.11 none of the Loan Parties have any Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in each such Person and each such Subsidiary have been validly issued, are fully paid and non-assessable. As of the date hereof and the date of delivery of any supplemental Schedules pursuant to Section 6.02(c) and Section 6.11, Schedule 5.14 (a) sets forth the name and jurisdiction of organization of each Subsidiary of each of the Loan Parties, (b) sets forth the ownership interest of each Loan Party and each of its Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement and Section 6.11.

Section 5.15 Margin Regulations; Investment Company Act; PATRIOT Act. (a) None of the Loan Parties or any of their Subsidiaries is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Credit Extension will be used for any purpose that violates Regulation U issued by the FRB.

(b) None of the Loan Parties or any of their Subsidiaries or any Person controlling such Loan Party or any of its Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c) None of the Loan Parties or any of their Subsidiaries is in material violation of any applicable laws relating to money laundering, including the PATRIOT Act, or terrorism, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), or any enabling legislation or executive order relating thereto. None of the Loan Parties or any of their Subsidiaries will knowingly use the proceeds of the Term Loan in violation of any of the foregoing statutes.

(d) No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to blocking or specific trade restrictions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or implementing executive order.

Section 5.16 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projections and other forward-looking information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 5.17 Intellectual Property. As of the date hereof and the date of delivery of any supplemental Schedules pursuant to Section 6.02(c) and Section 6.11, set forth on Schedule 5.17 is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights, owned by the Loan Parties as of such date, showing as of such date the jurisdiction in which each such item of Registered Intellectual Property is registered or in which an application is pending and the registration or application number. Each Loan Party owns or has the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know-how, technology and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and, to the knowledge of the Loan Parties, the use of such Intellectual Property by such Person or the operation of their respective businesses is not infringing upon any Intellectual Property rights held by any other Person except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.18 Solvency. After giving effect to the Transaction and the other transactions contemplated hereby, the Loan Parties are, on a consolidated basis, Solvent.

Section 5.19 Material Agreements. Schedule 5.19 contains a true, correct and complete list of all the Material Agreements in effect on the Closing Date, which, together with any updates provided pursuant to Section 6.03(l), are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 5.19 or in such updates).

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Term Loan Commitment hereunder, any portion of the Term Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Borrower shall, and shall cause each Loan Party to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) Monthly Reports. As soon as available, and in any event within twenty-five (25) days after the end of each calendar month, the consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Marcum LLP or other independent certified public accountants of recognized national standing selected by Parent, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Loan Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d) Compliance Certificate. Together with each delivery of financial statements of Parent and its Subsidiaries pursuant to Sections 6.01(a), Section 6.01(b) and Section 6.01(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Audited Financial Statements, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to Section 6.01(b) or 6.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Financial Plan. As soon as practicable and in any event no later than the last day of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for each calendar month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.13 through the Maturity Date, and (iv) forecasts demonstrating adequate liquidity through the Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Administrative Agent.

(g) Sales. As soon as available, and in any event within thirty (30) days after the end of each calendar month, a report, in form and substance satisfactory to the Administrative Agent (it being agreed that the form of the report provided by Borrower to the Administrative Agent prior to the Closing Date is acceptable), setting forth total sales for each product of the Loan Parties and total sales to each customer of the Loan Parties during such calendar month; certified as true, correct and complete by a Responsible Officer of Borrower.

Section 6.02 Certificates; Reports; Other Information. Promptly deliver to the Administrative Agent for further distribution to each Lender:

(a) promptly after the same are publicly available, (i) copies of all annual, regular, periodic and special reports and registration statements which Parent files with the SEC or with any successor Governmental Authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and (ii) all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of the Loan Parties;

(b) promptly after the receipt or furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Subsidiaries (other than in the ordinary course of business) in respect of any instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount;

(c) together with the delivery of each Compliance Certificate pursuant to Section 6.01(d) (other than with respect to a Compliance Certificate delivered with the financial statements pursuant to Section 6.01(a)), (i) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a prepayment under Section 2.02(b), (ii) a list of Subsidiaries as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list, (iii) a report supplementing Schedules 5.07(b) and 5.17 and Schedules I and IV of the Security Agreement and (iv) such other information required by the Compliance Certificate;

(d) within fifteen (15) days of filing or receipt of any written notification, copies of all Tax returns, waivers, amendments, requests for extension and other written notifications which any Loan Party files with, or receives from, the Internal Revenue Service or any other taxing authority;

(e) promptly after the same are available to the applicable Loan Parties, copies of all monthly bank statements for each Deposit Account that is subject to an account control agreement naming the Collateral Agent as secured party (or the equivalent) thereunder; provided, that prior to the Disposition of Fit Pay, the Loan Parties shall also provide weekly reports on each Friday of the amount of cash on deposit at such time in each Deposit Account that is subject to an account control agreement naming the Collateral Agent as secured party (or the equivalent) thereunder; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 shall be delivered electronically to the Administrative Agent for further distribution to each Lender; provided that upon written request by the Administrative Agent, Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. Notwithstanding the foregoing, Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing electronically provided documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notice Requirements; Other Information. (i) Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of each of the following events or circumstances, and, (ii) as soon as available, provide to the Administrative Agent, for prompt further distribution to each Lender, the following information and documents:

(a) the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action Borrower has taken or proposes to take with respect thereto;

(b) the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Law) pending against any Loan Party that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event above the Threshold Amount or the breach of any representation in Section 5.12;

(e) the occurrence of any event triggering a Collateral and Guarantee Requirement under Section 6.11;

(f) any information with respect to environmental matters as required by Section 6.04(b);

(g) copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount regarding or related to any event of default by any Loan Party thereto or any other event that could otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any such instrument, indenture, loan or credit or similar agreement relating to any Indebtedness in excess of the Threshold Amount and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements relating to any Indebtedness in excess of the Threshold Amount as the Administrative Agent may reasonably request;

(h) a tax event or liability not previously disclosed in writing by Borrower to the Administrative Agent which would reasonably be expected to result in a liability having a Material Adverse Effect, together with any other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent to evaluate such matters;

(i) any occurrence of a Change of Control;

(j) any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure, (iii) any Loan Party’s taxpayer identification number or (iv) any Loan Party’s location of its principal place of business. Each Loan Party agrees that it will not, and will not permit any of its Subsidiaries to, permit or make any change referred to in this Section 6.03(j) unless all filings have been made under the Uniform Commercial Code within the time periods provided therein or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in the Collateral and for the Collateral Agent at all times following such change to have a valid, legal and perfected first priority security interest as contemplated by the Collateral Documents;

(k) promptly upon the discovery of any material inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable;

(l) promptly, and in any event within ten (10) Business Days after (i) any Material Agreement of any Loan Party is terminated or amended in a manner that is materially adverse to any Loan Party, as the case may be, or (ii) any new Material Agreement is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Agreement, provided, no such prohibition on delivery shall be effective if it were bargained for by any Loan Party with the intent of avoiding compliance with this Section 6.03(l)), and an explanation of any actions being taken with respect thereto;

(m) each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 6.01(c), Borrower shall deliver to Collateral Agent an Officer’s Certificate either (i) confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to perfect the security interests under the Collateral Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(n) any management letter delivered to management of any Loan Party by an independent registered public accounting firm; and

(o) any and all material information and/or documentation regarding any potential merger, acquisition or Change of Control transaction contemplated by any Loan Party, provided that the provision of any such information shall not be deemed to be a consent to any such merger or Change of Control transaction or a cure or waiver of any Event of Default which occurs in connection with such merger or Change of Control transaction, it being understood that such Event of Default may only be waived with the express consent of Required Lenders.

Section 6.04 Environmental Matters. (a) (i) Comply and cause each of its Subsidiaries and take all commercially reasonable efforts to cause all lessees and other Persons operating or occupying any real property owned or leased by the Loan Parties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew, and cause each of its Subsidiaries to obtain, maintain and timely renew, all Environmental Permits required under Environmental Laws for its operations and properties; and (iii) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that none of the Loan Parties shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and, to the extent required by GAAP, appropriate reserves are being maintained with respect to such circumstances.

(b) Environmental Reporting Requirements. Promptly, and in any event within ten (10) Business Days, after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of or, deliver to the Administrative Agent, for further distribution to each Lender copies of any and all material, non-privileged written communications and material, non-privileged documents concerning:

(i) any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (1) reasonably be expected to result in a liability to any Loan Party in excess of $100,000 or (2) cause any Mortgaged Properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(ii) to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of $100,000: (1) any occurrence of any release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) to the extent reasonably expected to result in a liability to any Loan Party in excess of $100,000, any action proposed to be taken by any Loan Party to modify current operations in a manner that would reasonably be expected to subject the Loan Parties to any material additional obligations or requirements under Environmental Laws;

(iv) copies of all material environmental reports or audits (whether produced by any Loan Party or any third party or Governmental Authority) and any Phase I or Phase II reports in respect of any sites or real property owned, leased or operated by any Loan Party that are in possession or control of any Loan Party;

(v) to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of $100,000: copies of any and all material, non-privileged written communications with respect to (A) any Environmental Action, (B) any release or threatened release or non-compliance with any Environmental Law required to be reported to any Governmental Authority and (C) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of any Loan Party as a potentially responsible party;

(vi) the good faith belief that a release of Hazardous Materials, or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of $100,000, has occurred on or after the Closing Date, and within sixty (60) days after such request and at the expense of Borrower, any additional environmental site assessment reports for any of its or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of Borrower, and Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof, the right, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and

(vii) any such other documents and information as the Administrative Agent may reasonably request from time to time.

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except pursuant to a transaction permitted by Section 7.04 and Section 7.05.

Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to materially adversely affect the use of the related property.

Section 6.07 Maintenance of Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Parent and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy. The Administrative Agent agrees that as of the Closing Date, the insurance coverages of Borrower and each other Loan Party complies with the terms of this Section.

Section 6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property, except where such non-compliance is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and as are sufficient to permit the preparation of financial statements in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties, as the case may be.

Section 6.10 Inspection Rights/Lender Meetings. (a) Permit representatives of the Administrative Agent to visit and inspect any properties of the Loan Parties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower, subject to such representative being subject to the supervision of Borrower’s personnel; provided, however, that the Administrative Agent shall not exercise such rights more than four (4) times during any Fiscal Year absent the occurrence of an Event of Default.

(b) Borrower will (or Parent, as applicable), schedule one (1) telephonic or, at the discretion of the Administrative Agent, in-person conference per Fiscal Quarter among the Administrative Agent, the Lenders and the chief financial officer and chief executive officer of Parent to be held at Parent’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

Section 6.11 Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the acquisition of any property by any Loan Party (it being understood that, in the case of real property under the foregoing clauses (x) and (y), only the requirements of Section 6.11(g), which requirements shall apply only to Material Owned Property, Section 6.11(b) and Section 6.11(f) shall apply), and such property, in the sole judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then each Loan Party shall, in each case at such Loan Party’s expense:

(a) in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition (or such longer period as the Collateral Agent may agree in its sole discretion), cause each such Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement, to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents;

(b) within thirty (30) days after (or such longer period as the Collateral Agent may agree in its sole discretion) such formation or acquisition, furnish to the Collateral Agent a description of the Material Owned Properties and material personal properties of such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or the Material Owned Property and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent;

(c) within thirty (30) days after (or such longer period as the Collateral Agent may agree in its sole discretion) (i) acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional pledges, assignments, Security Agreement Supplements, Securities Pledge Agreement Supplements, Intellectual Property Security Agreement Supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a joinder agreement or supplement to the Securities Pledge Agreement (a “Securities Pledge Agreement Supplement”), a joinder agreement or supplement to the Security Agreement (a “Security Agreement Supplement”) or a joinder agreement or supplement to the Intellectual Property Security Agreement (an “Intellectual Property Security Agreement Supplement”) shall be effected in such manner), as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, in each case securing payment of all the Obligations of such Loan Party under the Loan Documents and granting Liens on all such properties and (ii) such formation or acquisition of any new Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, duly execute and deliver and cause such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Security Agreement Supplement shall be effected in such manner) as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, in each case securing payment of all of the Obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents and granting Liens on all properties of such new Subsidiary;

(d) within thirty (30) days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take or cause to be taken, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, perfected (subject to the Collateral and Guarantee Requirement) Liens on the properties purported to be subject to the pledges, assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and security agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms;

(e) within thirty (30) days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion in customary form, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent addressing such matters as the Collateral Agent may reasonably request;

(f) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take, all such other action as the Collateral Agent may deem reasonably necessary or desirable to satisfy the Collateral and Guarantee Requirement in obtaining the full benefits of, or in perfecting and preserving the Liens granted pursuant to (as applicable), such guaranties, Mortgages, pledges, assignments, Security Agreement Supplements, Intellectual Property Security Agreement supplements and security agreements; and

(g) after the Closing Date, promptly within sixty (60) days after (x) the acquisition of any Material Owned Property by any Loan Party or (y) the formation or acquisition of any new direct or indirect Subsidiaries that owns any Material Owned Property, in each case if such Material Owned Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement, and otherwise satisfy the Collateral and Guarantee Requirement with respect to such real property, and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien.

Section 6.12 Use of Proceeds. The proceeds of the Term Loan shall be used to (i) repay the Existing Credit Facility and (ii) repay fees and expenses associated with the Transaction.

Section 6.13 Further Assurances. At any time or from time to time upon the request of Administrative Agent or Collateral Agent, each Loan Party will, at its expense:

(a) correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof;

(b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, Mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, collateral access agreements, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so;

(c) use commercially reasonable efforts to cause any third parties to deliver or cause to be delivered such documents and instruments necessary to create, perfect and protect the security interests of the Secured Parties in the Collateral, subject to the express limitations of the Collateral and Guarantee Requirement; and

(d) use commercially reasonable efforts to obtain the applicable consents to security interests in assets in which the granting of a security interest is prohibited by applicable law or agreements containing anti-assignment clauses (it being understood that the Loan Parties shall not be required to commence litigation or expend any sums of money (except reasonable expenses in obtaining such consents) to obtain such consents).

Section 6.14 Taxes. (a) Pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid when due and payable, may reasonably be expected to become a tax Lien upon any properties of the Loan Parties not otherwise permitted under this Agreement; provided that no Loan Party shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any tax Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(b) With respect to Parent, be classified as a corporation for United States federal income tax purposes.

Section 6.15 End of Fiscal Years; Fiscal Quarters. Cause (i) its Fiscal Year to end on or about December 31 of each calendar year and (ii) its Fiscal Quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent.

Section 6.16 ERISA. Deliver to the Administrative Agent:

(a) ERISA Events and ERISA Reports (i) promptly and in any event within ten (10) days after any Loan Party, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of Borrower describing such ERISA Event and the action, if any, that such Loan Party, such Subsidiary or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) within ten (10) days of the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(b) Plan Terminations. Promptly and in any event within two (2) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(c) Plan Annual Reports. Promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(d) Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party, any Subsidiary or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, or a determination that such Multiemployer Plan is in endangered or critical status, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party, such Subsidiary or such ERISA Affiliate in connection with any event described in clause (i) or (ii).

Section 6.17 Board Observer Rights. Parent and its Subsidiaries shall permit the Administrative Agent on behalf of all of the Lenders (the “Observer”) to attend and observe (but not vote) at all meetings of Parent’s (or any Subsidiary’s, as applicable) board of directors or similar governing body (the “Board”) or any committee thereof (each a “Committee”), whether in person, by telephone or otherwise as requested by the Observer. Parent and such Subsidiaries shall notify the Observer in writing at the same time as furnished to members of the applicable Board or Committee of (i) the date and time for each general or special meeting of any such Board or Committee and (ii) the adoption of any resolutions or actions by any such Board or any such Committee by written consent (describing, in reasonable detail, the nature and substance of such action). Parent and each of its Subsidiaries shall concurrently deliver to the Observer all notices and any materials delivered to the official members of such Board or Committee in connection with a meeting or action to be taken by written consent, including a draft of any material resolutions or actions proposed to be adopted by written consent. Notwithstanding the foregoing, the Observer shall not be entitled to receive materials relating to, or be in attendance for any discussions relating to topics which (x) are subject to attorney client privilege, or (y) present a conflict of interest for the Observer. All such discussions and materials shall be subject to the confidentiality provisions set forth in Section 10.08. Borrower shall reimburse the Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its participation in any such meeting.

Section 6.18 Post-Closing Obligations. Within the time periods specified on Schedule 6.18 (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.18.

Section 6.19 [Reserved].

Section 6.20 Fit Pay. To the extent Fit Pay has not been Disposed of pursuant to Section 7.05(g) and is still a Subsidiary of Parent after the date which is sixty (60) days after the Closing Date (“Fit Pay Trigger Date”), Borrower shall:

(a) cause Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay) to become a Guarantor and deliver each of the agreements set forth in Section 6.11;

(b) from and after the Fit Pay Trigger Date until the Disposition of Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay), provide updates to the Agents on every Friday with respect to the status of the process to Dispose of Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay);

(c) within ten (10) days after the Fit Pay Trigger Date (i) retain a financial advisor acceptable to the Agents to assist with the Disposition of Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay) on terms and conditions satisfactory to the Agents and (ii) deliver to the Agents a fully executed copy of such engagement letter;

(d) within thirty (30) days after the Fit Pay Trigger Date, (i) enter into a letter of intent with a third party buyer with respect to the Disposition of Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay) and (ii) deliver the Agents a fully executed copy of such letter of intent;

(e) within sixty (60) days after the Fit Pay Trigger Date, deliver to the Agents draft purchase and sale agreements with respect to the Disposition of Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay); and

(f) within ninety (90) days after the Fit Pay Trigger Date, consummate the Disposition of Fit Pay and prepay the Term Loan in accordance with Section 2.02(b)(ii) with the Net Cash Proceeds of such Disposition of Fit Pay (or any Subsidiary of Parent that has acquired the assets of Fit Pay); provided that the Administrative Agent shall have received satisfactory evidence that in connection with the Disposition of Fit Pay (i) all obligations of any Loan Party with respect to the Fit Pay Earnout, Fit Pay Merger Agreement, the Promissory Note and the Series C Designation have been assigned and transferred from such Loan Party to a Person that is not a Loan Party nor a Subsidiary of the Borrower and (ii) after the consummation of the assignments, amendments and transfers referred to in the preceding clause (i), the Loan Parties are no longer party to, or obligated with respect to, any of the Fit Pay Earnout, Fit Pay Merger Agreement, the Promissory Note and the Series C Designation.

(g) Notwithstanding the foregoing, if, on or before the Fit Pay Trigger Date, Fit Pay shall have received cash equity contributions in an amount equal to or greater than $2,000,000, the time periods included in Sections 6.20(c), (d), (e) and (f) above shall be extended by forty-five (45) days from the date on which such cash equity contributions are received by Fit Pay; provided that, such cash equity contributions shall not be made to Fit Pay by Parent, Borrower or any other Loan Party.

Section 6.21 PERS. On or before January 1, 2020, Borrower shall identify in writing to the Administrative Agent a U.S.-based manufacturer of PERS and such Person shall have been engaged by Borrower and produced a commercial amount of PERS for Borrower, in each case acceptable to the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Term Loan Commitment hereunder, any portion of the Term Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Borrower shall not, nor shall Borrower permit any Loan Party to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including accounts receivable), whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than forty-five (45) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than forty five (45) days or if more than forty five (45) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Loan Parties and (iii) Liens securing the financing of insurance premiums (to the extent such Liens extend to the unearned premiums for such insurance);

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, indemnity, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, covenants, conditions, restrictions, encroachments, and other survey defects protrusions and other similar encumbrances and minor title defects affecting real property which were not incurred in connection with Indebtedness and do not in any case materially and adversely interfere with the use of the property encumbered thereby for its intended purposes;

(h) Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens attach concurrently with or within one hundred twenty (120) days after the acquisition, or the completion of the construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases;

(i) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Loan Parties or any Subsidiary (so long as such Subsidiary remains a Subsidiary) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties or such Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Loan Parties in the ordinary course of business;

(j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by Borrower in the ordinary course of business;

(k) any zoning, land-use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; and

(l) the modification, replacement, renewal or extension of any Lien permitted by clause (b) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03.

Section 7.02 Investments. Make any Investments, except:

(a) Investments in cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made by Parent after the Closing Date in Borrower and any wholly-owned Guarantor Subsidiary (including, without limitation, with proceeds of issuances of the Equity Interests of Parent);

(c) intercompany loans to the extent permitted by Section 7.03(h);

(d) to the extent constituting Investments, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments expressly permitted under Section 7.01, Section 7.03, Section 7.05 and Section 7.06, respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(d); and

(e) Investments existing on the date hereof and disclosed on Schedule 7.02 and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(e) is not increased from the amount of such Investment on the Closing Date.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except the following, without duplication (which constitutes “Permitted Indebtedness”):

(a) Obligations of the Loan Parties under the Loan Documents;

(b) Surviving Indebtedness listed on Schedule 7.03, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(c) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an amount not to exceed $100,000 in the aggregate at any time outstanding; provided that any such Indebtedness (x) in the case of additional Capital Leases or purchase money Indebtedness, shall be secured by the asset subject to such additional Capital Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (y) in the case of purchase money Indebtedness, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(d) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(e) Indebtedness incurred by Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(f) Indebtedness incurred by Borrower in respect of accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for substantially in accordance with GAAP;

(g) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower in the ordinary course of business.

(h) Indebtedness of (i) Parent to any Guarantor Subsidiary, (ii) any Guarantor Subsidiary to any other Guarantor Subsidiary and (iii) any Guarantor Subsidiary to Parent; provided, (x) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Collateral Documents and (y) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent;

(i) prior to the Disposition of Fit Pay, Indebtedness consisting of the Fit Pay Earnout;

(j) unsecured subordinated Indebtedness; provided that, all such Indebtedness under this clause (j) shall be subject to one or more subordination agreements, each in form and substance satisfactory to the Collateral Agent.

Section 7.04 Fundamental Changes. Wind-up, liquidate or dissolve or merge, consolidate or amalgamate with or into another Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) Dispositions pursuant to Section 7.05; and

(b) any Guarantor Subsidiary may be merged with or into any other Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Guarantor Subsidiary.

Section 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Borrower;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);

(c) Dispositions permitted by Section 7.02, Section 7.04, Section 7.06 and Section 7.13 and Liens permitted by Section 7.01;

(d) Dispositions in the ordinary course of business of cash and Cash Equivalents;

(e) Dispositions, the proceeds of which are less than $100,000 in any Fiscal Year;

(f) Dispositions resulting from Casualty Events; provided that the Net Cash Proceeds thereof shall be applied in accordance with the requirements of Section 2.02(b)(iii); and

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, Disposition of Fit Pay; provided that (i) any such Disposition is the result of an arm’s length transaction between sophisticated business people, ably represented by counsel and (ii) the Administrative Agent shall have received satisfactory evidence that in connection with the Disposition of Fit Pay (i) all obligations of any Loan Party with respect to the Fit Pay Earnout, Fit Pay Merger Agreement, the Promissory Note and the Series C Designation have been satisfied or assigned and transferred from such Loan Party to a Person that is not a Loan Party nor a Subsidiary of the Borrower and (ii) after the consummation of the assignments, amendments and transfers referred to in the preceding clause (i), the Loan Parties are no longer party to, or obligated with respect to, any of the Fit Pay Earnout, Fit Pay Merger Agreement, the Promissory Note and the Series C Designation.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) any Subsidiary may make Restricted Payments to Borrower;

(b) to the extent constituting Restricted Payments, the Loan Parties may enter into and consummate transactions expressly permitted by any provision of Section 7.02 or Section 7.08;

(c) Restricted Payments made by Borrower to Parent with the proceeds of Retained ECF; provided that at the time of such Restricted Payment and after giving effect thereto (i) no Event of Default shall have occurred and is continuing and (ii) Borrower is in pro forma compliance with the financial covenants set forth in Section 7.13; provided, further, that any such payments made pursuant to this Section 7.06(c) shall not in the aggregate exceed $125,000 in any calendar month (or, if the Leverage Ratio as of the last day of the most recently ended calendar month of Borrower is less than 1.00 to 1.00, $250,000 in a calendar month);

(d) distributions with respect to Parent’s Equity Interests or any management incentive plan, in each case, payable solely in shares of its Qualified Equity Interests (or the equivalent thereof) and not payable in cash or Cash Equivalents; provided, so long as no Event of Default has occurred and is continuing or would result therefrom, distributions in cash solely to pay any cash tax liability associated with such non-cash distribution received in connection with any management incentive plan shall be permitted in aggregate amounts not to exceed such cash tax liability;

(e) the Parent’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(f) Fit Pay may make Restricted Payments to Parent; and

(g) prior to the Disposition of Fit Pay, cash payments made by Parent to the holders of Parent’s Series C Non-Convertible Voting Preferred Stock to pay dividends in such amounts and at such times as is specified in the Series C Designation; provided that (1) at the time of such Restricted Payment and after giving effect thereto (i) no Event of Default shall have occurred and is continuing and (ii) Borrower is in pro forma compliance with the financial covenants set forth in Section 7.13 and (2) such Restricted Payment is made solely with the Net Cash Proceeds of an Excluded Equity Issuance.

Section 7.07 Change in Nature of Business. Except for the transactions contemplated by the Disposition of Fit Pay, engage in any line of business other than those lines of business conducted by the Loan Parties on the Closing Date.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Parent, whether or not in the ordinary course of business, other than:

(a) transactions on terms substantially as favorable to Parent or such Subsidiary as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b) the Transaction, including entering into this Agreement and the Loan Documents, together with all agreements ancillary hereto or thereto;

(c) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business; and

(d) Restricted Payments permitted under Section 7.06.

Section 7.09 Prepayments of Certain Indebtedness; Modifications of Certain Indebtedness and Material Agreements. Except in each case as otherwise expressly permitted by this Agreement:

(a) directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations and (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 7.05;

(b) amend or permit any amendments to, or terminate or waive any provision of, any Material Agreement if such amendment, termination, or waiver would be adverse to the Lenders;

(c) amend or permit any amendments to the Promissory Note in any manner that is adverse to the Lenders (which shall include, without limitation, increases to the principal amount, increases to the interest rate thereof and shortening the timing for payments thereunder);

(d) directly or indirectly, voluntarily or involuntarily purchase, redeem, defease, pay or prepay any principal of, premium, if any, interest or other amount payable in respect of the Fit Pay Earnout on or prior to its scheduled maturity;

(e) except in connection with the Disposition of Fit Pay, amend or permit any amendments to the Fit Pay Merger Agreement that affect the Fit Pay Earnout in any manner that is adverse to the Lenders (which shall include, without limitation, increases to the Fit Pay Earnout and shortening the timing for payments thereunder); and

(f) prior to the Disposition of Fit Pay, amend or permit any amendments to the Series C Designation in any manner that is adverse to the Lenders (which shall include, without limitation, increases to the “Dividend Rate” as defined therein, increases to the “Stated Value” as defined therein, shortening the timing for payments of dividends thereunder, and any other amendments that have the effect of increasing the dividends or other amounts payable thereunder or accelerating the payment thereof).

Section 7.10 Negative Pledge. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Parent to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Parent or any other Subsidiary of Parent, (b) repay or prepay any Indebtedness owed by such Subsidiary to Parent or any other Subsidiary of Parent, (c) make loans or advances to Borrower or any Subsidiary of Parent, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Parent other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 7.03(c) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement.

Section 7.11 Amendments to Constitutive Documents. Amend, or permit any of its Subsidiaries to amend its certificate of incorporation or bylaws or other constitutive documents, in a manner adverse to the interests of the Lenders; provided that no such amendment shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law).

Section 7.12 Sale Leasebacks. Permit or permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person in connection with such lease.

Section 7.13 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any calendar month, beginning with April 30, 2019, to be less than or equal to the correlative ratio indicated:

Calendar Months	Fixed Charge Coverage Ratio

Each calendar month ending April 30, 2019 through March 31, 2021	1.10:1.00

Each calendar month ending April 30, 2021 and each calendar month ending thereafter	1.25:1.00

(b) Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any calendar month, beginning with June 30, 2019, to exceed the correlative ratio indicated:

Calendar Month	Leverage Ratio

Each calendar month ending April 30, 2019 through January 31, 2020	2.75:1.00

Each calendar month ending February 29, 2020 through May 31, 2020	2.50:1.00

Each calendar month ending June 30, 2020 through September 30, 2020	2.25:1.00

Each calendar month ending October 31, 2020 through December 31, 2020	2.00:1.00

Each calendar month ending January 31, 2021 through April 30, 2021	1.75:1.00

The calendar months ending May 31, 2021 and June 30, 2021	1.65:1.00

The calendar months ending July 31, 2021 and August 31, 2021	1.50:1.00

Each calendar month ending September 30, 2021 through February 28, 2022	1.25:1.00

The calendar month ending March 31, 2022 and each calendar month ending thereafter	1.00:1.00

(c) Certain Calculations. With respect to any period during which a Disposition has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 7.13, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its reasonable discretion) using the historical audited financial statements of any business sold or to be sold and the consolidated financial statements of Parent and its Subsidiaries which shall be reformulated as if such Disposition, and any Indebtedness repaid in connection therewith, had been consummated or repaid at the beginning of such period.

(d) Liquidity. (i) Prior to the Disposition of Fit Pay, Borrower shall not permit Qualified Cash beginning with (A) April 30, 2019 through March 31, 2021, to be less than $750,000 at all times and (B) April 30, 2021 and thereafter, to be less than $1,000,000 at all times and (ii) on and after the Disposition of Fit Pay, Borrower shall not permit Qualified Cash as of the last day of any calendar month, beginning with (A) April 30 2019 through March 31, 2021, to be less than $750,000 and (B) April 30, 2021 and thereafter, to be less than $1,000,000.

(e) VAMC Sales. As of the last day of any Fiscal Quarter beginning with June 30, 2019, Borrower shall not permit total sales of the Loan Parties to VAMC during the Fiscal Quarter most recently ended to be more than 25% less than the total sales of the Loan Parties to VAMC during the corresponding Fiscal Quarter in the immediately preceding Fiscal Year as of the last day of such Fiscal Quarter.

Section 7.14 Activities of Parent. Parent shall not engage in any business activities and shall not own any property other than (a) ownership of 100% of the Equity Interests of its Subsidiaries, (b) activities and contractual rights incidental to maintenance of its corporate existence and ownership of the Equity Interests of its Subsidiaries, and (c) the performance of its obligations under (i) the Loan Documents to which it is a party, (ii) its Organization Documents, and (iii) customary indemnification agreements with directors and officers of Parent entered into in the ordinary course of business.

Section 7.15 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) Fiscal Year.

Section 7.16 OFAC. (a) Become a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order or (c) become a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to blocking or specific trade restrictions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or implementing executive order.

Section 7.17 Officer Compensation. Pay cash compensation in any Fiscal Year (a) to the chief executive officer of Borrower, in an aggregate amount greater than $420,000, (b) to the chief financial officer of Borrower, in an aggregate amount greater than $300,000 and (c) to the chief technology officer of Borrower, in an aggregate amount greater than $305,000.

Section 7.18 Deposit Accounts and Securities Accounts. Except as expressly permitted pursuant to a Security Agreement, no Loan Party shall establish or maintain a deposit account or a securities account that is not subject to a Control Agreement (as defined in the Security Agreement).

Section 7.19 Kathy Neighbors. Without the prior written consent of the Administrative Agent, Borrower shall not (i) terminate the employment of Kathy Neighbors nor (ii) permit Kathy Neighbors to cease to be a contractor or employee of Borrower unless a successor reasonably acceptable to the Collateral Agent is appointed on terms reasonably acceptable to the Collateral Agent within 60 days of such cessation of being a contractor or employee of Borrower.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (n) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of the Term Loan (including, for the avoidance of doubt, any mandatory prepayment under Section 2.02(b)) or (ii) within three (3) Business Days after the same becomes due, any interest on Term Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.03, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.10, Section 6.11, Section 6.12, Section 6.14, Section 6.16, Section 6.17, Section 6.18, Section 6.20, Section 6.21 or Article VII; provided, however, that Borrower’s failure to observe any term, covenant or agreement contained in Section 6.02(a), (b) or (e), Section 6.03(d), (e), (f), (g), (h), (j), (n) or (o), or in Section 6.16 shall not be an Event of Default under this Section 8.01(b) if such failure is cured within five (5) Business Days following the occurrence of such event; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $250,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party, Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, or (iii) any Loan Party, Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties, the Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or

(k) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), purports to revoke or rescind any Loan Document or asserts that any Guarantee, Collateral Document or subordination provision in respect of any Indebtedness in excess (in the aggregate) of the Threshold Amount is invalid or unenforceable; or

(l) Change of Control. There occurs any Change of Control; or

(m) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loam Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(n) Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(o) Cessation of Business. Except as contemplated by the Disposition of Fit Pay, (i) any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; (ii) any other cessation of a substantial part of the business of Parent or any of its Subsidiaries for a period which materially and adversely affects Parent or any of its Subsidiaries; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a facility.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the unpaid principal amount of the outstanding Term Loan, all interest accrued and unpaid thereon, and all other amounts, which, for the avoidance of doubt, shall include the Prepayment Premium (if any) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(b) set-off against any outstanding Obligations amounts held for the account of the Loan Parties as cash collateral or in the accounts of any Loan Party maintained by or with the Administrative Agent, any Lender or their respective Affiliates; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) or (g), the unpaid principal amount of the outstanding Term Loan and all interest and other amounts as aforesaid, which, for the avoidance of doubt, shall include the Prepayment Premium (if any), shall automatically become due and payable without further act of any Agent or any Lender.

Section 8.03 Application of Funds. If after the exercise of remedies provided for in Section 8.02 (or after the Term Loan has automatically become immediately due and payable), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and Section 10.05 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued, unpaid interest (including, but not limited to, Default Rate interest and post-petition interest) and the Prepayment Premium (if any), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to prepay the Term Loan on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Section 8.04 Other Amounts Due. In the event of repayment of the Obligations at any time prior to the Maturity Date, for any reason, including (i) upon acceleration after the occurrence and during the continuance of an Event of Default, (ii) foreclosure and sale of the Collateral, (iii) sale of the Collateral in any insolvency proceeding or (iv) pursuant to any restructuring, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any insolvency proceeding, then in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Administrative Agent and the Lenders or profits lost by the Administrative Agent and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimate and calculation of the lost profits or damages of the Administrative Agent and the Lenders, the full amount of the Prepayment Premium (if any) shall be due and payable upon such date. In the event of an acceleration of the Obligations under this Agreement whether pursuant to the actions of the Required Lenders or automatically, then, without any further action by the Lenders or the Administrative Agent, there shall be an amount due and payable to the Lenders equal to the applicable Prepayment Premium (if any) that would have been payable pursuant to Sections 2.02(c) hereof as if the Obligations were voluntarily repaid on such date of acceleration.

Section 8.05 Cure Right. In the event that Borrower fails to comply with the requirements of any financial covenant set forth in Section 7.13(a) or Section 7.13(b), until the expiration of the 10th day after the date on which financial statements are required to be delivered with respect to the applicable calendar month hereunder, Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of Borrower, and apply the amount of the proceeds thereof to prepay the Term Loan with respect to such applicable calendar month (the “Cure Right”); provided that (a) such proceeds are actually received by Borrower no later than 10 days after the date on which financial statements are required to be delivered with respect to such calendar month hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.13(a) and Section 7.13(b) for such period, (c) the Cure Right shall not be exercised more than (i) two times during any year and (ii) four times during the term of this Agreement, (d) the Cure Right shall not be exercised in consecutive months, (e) such proceeds shall not increase Consolidated Adjusted EBITDA and (f) such proceeds shall be applied to prepay the Term Loan in accordance with Section 2.02(b)(v). If, after giving effect to the foregoing pro forma adjustment to Consolidated Total Debt for such repayment of the Term Loan, Borrower is in compliance with the financial covenants set forth in Section 7.13(a) and Section 7.13(b), Borrower shall be deemed to have satisfied the requirements of such Sections as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.13(a) and Section 7.13(b) that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section 8.05 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.13(a) and Section 7.13(b) and shall not result in any adjustment to any amounts other than the amount of the Consolidated Total Debt referred to in the immediately preceding sentence.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law. The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower; provided that such reimbursement by the Lenders shall not affect Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its portion of the Term Loan, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which appointment of a successor agent shall require the consent of Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, if no Default has occurred and is continuing, Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 9.07) as if each such Lender were the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04, Section 10.04 and Section 10.05 or otherwise hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.04, Section 10.04 and Section 10.05 or otherwise hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Release of Collateral and Guaranty. The Lenders irrevocably agree, authorize and direct the Administrative Agent and Collateral Agent:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than (A) contingent indemnification obligations not yet accrued and payable and (B) any other obligation (including a guarantee) that is contingent in nature) (the date upon which the conditions in this Section 9.11(a)(i) shall have been satisfied, the “Termination Date”), (ii) upon any permitted sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below;

(b) to release any Guarantor from its obligations under the Guaranty upon (i) in the case of any Subsidiary, such Person ceasing to be subject to the Collateral and Guarantee Requirement and Section 6.11 as a result of a transaction permitted hereunder (as certified by a Responsible Officer) and Borrower notifying the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty or (ii) the Termination Date; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(h) and (i).

The Collateral Agent will, at Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral pursuant to this Section 9.11 from the assignment and security interest granted under the Collateral Documents (or the release of the Guarantor from its Guarantee of the Obligations) in accordance with the terms of the Loan Documents (provided that Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer certifying that such transaction has been consummated in compliance with the Loan Documents). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section 9.11.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) change the number of Lenders or the percentage of (x) the Term Loan Commitments or (y) the aggregate unpaid principal amount of the Term Loan that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Required Lenders”),

(ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value represented by the Guaranties to the Lenders,

(iii) release, or subordinate the Administrative Agent’s Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with any sale of Collateral permitted herein), or

(iv) amend any provision of this Section 10.01;

(b) no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:

(i) increase the Term Loan Commitments of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, or stated premium payable on, the portion of the Term Loan owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; provided if the Required Lenders agree to waive any Event of Default and such waiver is effective in accordance with this Section 10.01 or if the Required Lenders agree to change any financial definitions that would reduce the stated rate of interest or any fees or other non-principal amounts stated to be payable hereunder or under the other Loan Documents pursuant to any amendment, waiver or consent not being effected in order to reduce the stated rate of interest or such fees or other amounts, then only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate in connection with such waived Event of Default or reduce the stated rate of interest or such fees in connection with such amendment, waiver or consent described in this proviso to clause (b)(ii), as applicable;

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Term Loan, any date scheduled for payment or for any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;

(iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document;

(v) change the order of application or any prepayment of the Term Loan from the application thereof set forth in the applicable provisions of Section 2.02(d) or Section 8.03 in any manner that adversely affects the Lenders under the Facility without the consent of holders of a majority of the Term Loan Commitments or the Term Loan outstanding under the Facility or otherwise change any provision requiring the pro rata distributions hereunder among the Lenders without all Lenders’ consent;

(vi) amend the definition of “Required Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share”; or

(vii) modify Section 2.09 without the consent of each Lender directly and adversely affected thereby;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

Notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and any other Loan Document may be amended, supplemented and waived with the consent of the Administrative Agent and Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to (i) cure ambiguities, omissions, mistakes or defects or (ii) to cause any Collateral Document to be consistent with this Agreement and the other Loan Documents.

Section 10.02 Notices and Other Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing delivered by electronic transmission (except as to service of process, which shall be delivered only in writing and in accordance with applicable law). All such notices shall be delivered to the applicable electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or the Administrative Agent, to the electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii) if to any other Lender, to the electronic mail address or telephone number specified on Schedule 10.02 or to such other electronic mail address or telephone number as shall be designated by such party in a written notice to Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) if delivered by electronic mail, when delivered; provided that notices and other communications to Borrower and the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the Person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Electronically Transmitted Documents and Signatures. Loan Documents may be transmitted and/or signed by electronic transmission (including a .pdf or .tif copy).

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party in the absence of gross negligence or willful misconduct by such Agent-Related Person or such Lender. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) Notice to other Loan Parties. Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(e) Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Credit Extension hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to Borrower. In addition, Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(f) The Administrative Agent agrees that the receipt in accordance with Section 10.02 of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 10.02 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the Administrative Agent’s actual, documented, and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual and documented reasonable costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including expenses and disbursements of outside counsel) incurred by Administrative Agent; (e) all the actual and documented reasonable costs and expenses (including the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual, documented, and reasonable costs and expenses incurred by each Agent in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.05 Indemnification by Borrower. (a) Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including counsel to the Administrative Agent and the Lenders, and to the extent reasonably necessary, local counsel in any relevant jurisdiction (and, in the event of any actual conflict of interest, additional counsel to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Term Loan Commitment or the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Loan Party, or any Environmental Liability related to any Loan Party or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (any of the foregoing described in this clause (iv), a “Proceeding”) (all the foregoing described in clauses (i) to (iv), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnitee, a third party or by any Loan Party or any Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided that such indemnity shall not, as to any Indemnitees, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction, and except to the extent resulting from claims between or among any Lenders in their capacity as such. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due in respect of costs, expenses and disbursements under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, that each Indemnitee receiving any such reimbursement shall repay such amounts to the relevant Loan Party in the event that such Indemnitee shall not be entitled thereto pursuant to the provisions hereof. The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b) Borrower shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with Borrower’s consent or if there is a final judgment for the plaintiff in such Proceedings, Borrower shall indemnify and hold harmless each Indemnitee from and against any Indemnified Liabilities in accordance with the foregoing clause (a). Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality and non-disparagement provisions.

(c) In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, Borrower shall reimburse such Indemnitee for all reasonable expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including without limitation, the reasonable fees and expenses of its legal counsel.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the requirements of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment(s) and the Term Loan); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loan at the time owing to it, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes the Term Loan outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the outstanding principal balance of the portion of the Term Loan held by the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed) except such consent by the Administrative Agent shall not be required if such assignment is to an Affiliate of a Lender or an Approved Fund;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned;

(iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund related thereto; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually).

From and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations otherwise held by such assignee as a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.04, 3.05 (or any other increased costs protection provision), 10.04 and 10.05). Upon request, and the surrender by the assigning Lender of its Note (if any), Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall not be an effective assignment hereunder.

(c) Each Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of any Lender and the outstanding principal amount (and stated interest) of the Term Loan owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, any assignment of the Term Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(d) Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than (x) a natural person and (y) Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), or Section 10.01(b) that directly affects such Participant. Subject to Section 10.07(e), Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01, including Section 3.01(e) and Section 3.01(f)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Any Lender that sells participations shall maintain a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Term Loan Commitments and/or Term Loan (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of Borrower solely for purposes of Treasury Regulation Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of Borrower for any purpose). In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to Borrower.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 and 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of the Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund the Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of the Term Loan, the Granting Lender shall be obligated to make its Term Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to the Term Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of the Term Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, (i) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Term Loan owing to it and the Note, if any, held by it and (ii) any Lender that is a Fund may create a security interest in all or any portion of the Term Loan owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, investors, partners, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 10.07(f) or Section 10.07(h), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (f) with the written consent of Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (i) to the extent not known by it to consist of non-public information, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Term Loan Commitments, and the Credit Extension. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Loan Parties or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Notwithstanding the foregoing, on or after the Closing Date, any Agent or Lender may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement or disclose the name of any Agent or any Lender except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Administrative Agent and such Lender.

Section 10.09 Setoff. In addition to any rights and remedies of the Agents and the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each Agent and its Affiliates is authorized at any time and from time to time, without prior notice to the Loan Parties, any such notice being waived by the Loan Parties to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such Agent and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such Agent and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate thereof shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and Agent agrees promptly to notify Borrower and the Administrative Agent after any such set off and application made by such Lender or Agent, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agent and such Lender may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission (including a .pdf or ..tif copy) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.

Section 10.11 Integration. This Agreement comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict or inconsistency with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any portion of the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 Governing Law. (a) This Agreement and each other loan document shall be governed by, and construed in accordance with, the law of the state of New York (except, with respect to any other loan document, as otherwise expressly provided therein).

(b) Any legal action or proceeding arising under any loan document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any loan document, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, shall be brought in the courts of the state of New York sitting in New York County or of the United States for the southern district of such state, and by execution and delivery of this agreement, Borrower, each Agent and each Lender consents, for itself and in respect of its property, to the exclusive jurisdiction of those courts. Borrower, each Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any loan document or other document related thereto.

Section 10.15 Waiver of Right To Trial By Jury. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under any loan document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any loan document, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 10.15 with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower, the Administrative Agent and the Collateral Agent, and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of Borrower, each such Agent and each Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.17 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18 PATRIOT Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the PATRIOT Act. Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its Subsidiaries, that: (i) (A) no fiduciary, advisory or agency relationship between Borrower and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between Borrower and its Subsidiaries, on the one hand, and the Agents and the Lenders, on the other hand, (C) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (D) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Lenders each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower and its Subsidiaries or any of their Affiliates, or any other Person and (B) no Agent or Lender has any obligation to Borrower and its Subsidiaries or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Subsidiaries and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests and transactions to Borrower and its Subsidiaries or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that they may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of Page Intentionally Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LogicMark, LLC,

as Borrower

By:
Name:
Title:

[Signature page to Senior Secured Credit Agreement]

as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature page to Senior Secured Credit Agreement]

LENDER:

By:
Name:
Title:

[Signature page to Senior Secured Credit Agreement]